Exhibit 99.2

PROXY

WHEREAS Chi Lin Technologies Co., Ltd (“Chi Lin”)., an entity of the Republic of China (Taiwan), doing business at No. 18, Sheng Li 1st Street, Jen Te Hsiang, Tainan County 717, Taiwan is the owner of 6,043,704 shares (the “InMedica Shares”) of restricted common stock of InMedica Development Corporation, a Utah corporation (“InMedica”); and

WHEREAS Larry Clark, Ralph Henson and Richard Bruggeman desire to acquire an irrevocable proxy to be able to vote the InMedica Shares held by Chi Lin in any vote on the proposed merger or acquisition with x-Mobility, Ron Conquest, and/or its affiliates.

THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged:

Chi Lin hereby appoints LARRY CLARK and RALPH HENSON and RICHARD BRUGGEMAN, and the survivors or survivor of them, with full power of substitution, to vote the InMedica Shares, as defined above, for a period of one year from the date hereof; provided however, that any vote by the proxies shall be unanimous, and that the voting of this proxy is limited to use at any shareholders’ meeting or any consent resolution of the shareholders of InMedica that may be necessary or recommended by counsel to approve a merger or acquisition transaction between InMedica and Synergistic and/or its affiliates, including Ron Conquest, x-Mobility and/or others.     This proxy is coupled with an interest in that Clark, Henson and Bruggeman are creditors of InMedica and have extended credit to the Company and continue to forebear collection of amounts owing to them based on, among other things, this proxy being granted to enhance their security for payment by InMedica of obligations owing to them. Clark, Henson and Bruggeman each agrees that they will be responsible to report to the U.S. Securities and Exchange Commission any change in their beneficial ownership in InMedica occasioned by this proxy, pursuant to the appropriate forms under section 16a of the Securities Exchange Act of 1934 and the Williams Act of United States securities laws.

Dated the 10th day of September, 2008.

CHI LIN TECHNOLOGIES COMPANY, LTD.

/s/ Yeou – Geng, Hsu
Signature
Print Name:  Yeou – Geng, Hsu
Title: President